Exhibit 99.1

Uranerz’ George Hartman to Retire

Casper, Wyoming, August 1, 2012 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE MKT and TSX: URZ; Frankfurt: U9E) reports that Mr. George Hartman, Executive Vice President & Chief Operating Officer and a Director of the Company, has announced his retirement effective September 15, 2012.

Mr. Hartman, 72, became an officer and director of Uranerz in 2005, bringing to the Company over thirty years of experience with in-situ recovery mining, taking projects from green field stage to production.

Mr. Glenn Catchpole, President and Chief Executive Officer, acknowledged the significant contribution of Mr. Hartman: “George was the key person for Uranerz in the negotiation and acquisition of a number of Uranerz’ assets. He has led the Company’s exploration efforts and most recently construction of our Nichols Ranch ISR Uranium Project. On behalf of the Company’s Board and Management, I thank him for his dedication to Uranerz and wish him the very best in his retirement.”

Mr. Hartman commented: “I have found my time at Uranerz extremely rewarding as the Company has progressed from an early stage exploration company in 2005 to now, very near completion of construction of its first commercial ISR uranium mine. It has been of great personal satisfaction to me to assemble and train a new generation of uranium mining and exploration professionals that can competently guide Uranerz into production at Nichols Ranch.”

A succession plan is in place for each of the executive officers of the Company.

About Uranerz
Uranerz is a U.S. mining company focused on near-term commercial in-situ recovery (“ISR”) uranium production; the Company is currently constructing its first ISR mine in Wyoming. ISR is a mining process that uses a “leaching solution” to extract uranium from sandstone uranium deposits; it is the generally accepted extraction technology used in the Powder River Basin area of Wyoming (ISR comprised 45% of world uranium production in 2011). The Company controls a large strategic land position in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming. Uranerz’ management team has specialized expertise in the ISR uranium mining method, and a record of licensing, constructing, and operating ISR uranium projects. The Company has entered into long-term uranium sales contracts for a portion of its planned production with Exelon and one other of the largest nuclear utilities in the country.

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at investor@uranerz.com. Alternatively, please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on SEDAR at www.sedar.com.

Forward-looking Statements
This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements in the future tense and all statements setting out projections or estimates or describing future plans or expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.